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                                                                     EXHIBIT 5.1

                   PAUL, WEISS, RIFKIND, WHARTON & GARRISON
                          1285 Avenue of the Americas
                         New York, New York 10019-6064


                                                October 13, 1999


Emisphere Technologies, Inc.
765 Old Saw Mill River Road
Tarrytown, New York 10591


                         Emisphere Technologies, Inc.
                      Registration Statement on Form S-3

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Ladies and Gentlemen:

        In connection with the referenced Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), and the rules and regulations under the Act ("the Rules"), Emisphere Technologies, Inc., a Delaware corporation (the "Company"), has asked us to furnish our opinion as to the legality of the 575,000 shares (the "Company Shares") offered by the Company of the Company's common stock, par value $0.01 per share (the "Common Stock"), which shares are registered for sale under the Registration Statement. In connection with furnishing this opinion, we have reviewed the Registration Statement (including all amendments), the form of the Underwriting
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Agreement relating to the sale of the Common Stock (the "Underwriting
Agreement"), originals, or copies certified or otherwise identified to our satisfaction, of the Company's Certificate of Incorporation and By-laws, each as in effect today and records of certain of the Company's corporated proceedings.
        We also have examined and relied upon representations as to factual matters contained in certificates of officers of the Company, and have made those other investigations of fact and law and have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of those documents, records, certificates or other instruments, and upon factual information otherwise supplied to us, as in our judgment are necessary or appropriate to render the opinions expressed below.
        In addition, we have assumed, without independent investigation, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity of original documents to all documents submitted to us as certified, photostatic, reproduced or conformed copies, the authenticity of all the latter documents reviewed by us and the legal capacity of all individuals who have executed any of the documents reviewed by us.
         Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that the Company Shares are duly authorized and, when issued, delivered and paid for as contemplated in the Registration Statement and the Underwriting Agreement, will be validly issued, fully paid and nonassessable.
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Our opinions expressed above are limited to the General Corporation Law of the
State of Delaware. Our opinion is rendered only with respect to laws and the rules, regulations and orders under them, which are currently in effect.

We consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" contained in the prospectus and incorporated into the Registration Statement. In giving these consents, we do not admit that we come within the category of persons whose consent is required by the Act or the Rules.


                               Very truly yours,

                      /s/ PAUL, WEISS, RIFKIND, WHARTON & GARRISON